Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2022

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 27, 2022 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2022 results:

The Company’s revenues in the first quarter 2022 were $50.9 million, compared to $41.7 million in the first quarter 2021, an increase of $9.2 million, or 22.2%. Lime and limestone revenues were $50.3 million in the first quarter 2022, compared to $41.4 million in the first quarter 2021, an increase of $8.9 million, or 21.6%. The increase in Company revenues in the first quarter 2022, compared to the first quarter 2021, resulted primarily from increased sales volumes of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction, industrial, environmental, and oil and gas services customers. The first quarter 2022 was also favorably impacted by increases in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $14.5 million in the first quarter 2022, compared to $11.8 million in the first quarter 2021, an increase of $2.7 million, or 22.5%. Lime and limestone gross profit was $14.2 million in the first quarter 2022, compared to $11.8 million in the first quarter 2021, an increase of $2.4 million, or 20.3%. The increase in gross profit in the first quarter 2022, compared to the first quarter 2021, resulted primarily from the increased revenues discussed above, partially offset by increased production costs.

Selling, general and administrative (“SG&A”) expenses were $3.6 million in the first quarter 2022, compared to $3.1 million in the first quarter 2021, an increase of $0.6 million, or 18.5%. The increase in SG&A expenses was primarily due to increased personnel expenses.

The Company reported net income of $8.7 million ($1.53 per share diluted), compared to $7.0 million ($1.24 per share diluted) in the first quarter 2021, an increase of $1.6 million, or 23.3%.

The Company is continuing to experience rising costs, particularly those associated with energy and transportation. Additionally, the Company is challenged by ongoing supply chain delays and disruptions which, if they persist, could adversely affect the Company’s profitability.

“We are pleased with our results for the first quarter 2022 and the ability of our team to address the effects of rising costs and supply chain issues,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “We are continuing to increase the prices of our lime and limestone products in an effort to mitigate the effects of our increasing costs.”

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on June 17, 2022 to shareholders of record at the close of business on May 27, 2022.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA

Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of rising costs and supply chain issues, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
INCOME STATEMENTS

Revenues	$50,909	$41,674
Cost of revenues	36,442	29,869
Gross profit	$14,467	$11,805

Selling, general and administrative expenses	$3,635	$3,067
Operating profit	$10,832	$8,738
Interest expense	63	62
Interest and other income, net	(60)	(34)
Income tax expense	2,161	1,679
Net income	$8,668	$7,031

Income per share of common stock:
Basic	$1.53	$1.24
Diluted	$1.53	$1.24
Weighted-average shares outstanding:
Basic	5,667	5,651
Diluted	5,677	5,664
Cash dividends per share of common stock	$0.20	$0.16

	March 31,	December 31,
	2022	2021
BALANCE SHEETS
Assets:
Current assets	$152,766	$150,430
Property, plant and equipment, net	168,153	162,172
Other non-current assets	3,828	3,594
Total assets	$324,747	$316,196
Liabilities and Stockholders’ Equity:
Current liabilities	$10,937	$11,188
Deferred tax liabilities, net	23,493	23,055
Other long-term liabilities	4,011	3,747
Stockholders’ equity	286,306	278,206
Total liabilities and stockholders’ equity	$324,747	$316,196

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